Exhibit 99.1

VIVUS INCORPORATED

Moderator: Tim Morris

November 3, 2009

3:30 pm CT

Operator:  Good day everyone and welcome to today’s VIVUS Third Quarter 2009 Results conference call. Today’s call is being recorded.

At this time, I would like to turn the call over to Mr. Tim Morris. Please go ahead, sir.

Tim Morris:  Thank you, Melanie. Before we get started, I would like to remind you that during the course of this conference call VIVUS may make projections or other forward-looking statements regarding future events or future financial performance of the company.

We wish to caution you that such statements are just predictions and actual events or results may differ materially. Investors should read the risk factors set forth in the VIVUS Form 10-K for the year ended December 31, 2008 and the periodic reports filed with the Securities & Exchange Commission.

These documents contain and identify important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements.

I will now turn the call over to Mr. Leland Wilson, CEO of VIVUS.

Leland Wilson:  Thank you, Tim. Good afternoon and thank you for joining us today. Joining me on the call along with Tim is Wes Day, our Vice President of Clinical Development, and Peter Tam.

First let me start by introducing Peter Tam as our new President. Peter’s promotion to President and appointment to the VIVUS Board of Directors acknowledges his outstanding leadership qualities, extensive experience and passion and commitment to VIVUS.  Throughout his 16-year tenure at VIVUS, Peter has made major contributions to the company including the early work that served as the foundation for the in-licensing and development of Qnexa, business development activities that led to the successful partnering and out-licensing of Evamist, and the overall development of the avanafil strategy.  He clearly has the strategic vision, leadership skills and operational effectiveness to create value for VIVUS and its shareholders. Please join me in welcoming Peter as our new President.

The highlight of the quarter was, of course, the announcement a successful phase 3 Qnexa obesity studies.  On September 9th, we announced positive results from two final phase 3 pivotal 56-week studies, EQUIP and CONQUER, evaluating the safety and efficacy of Qnexa in more than 3,750 patients across 93 sites.

The EQUIP and CONQUER studies met all primary endpoints by demonstrating statistically significant weight loss with all three doses of Qnexa as compared to placebo.  Patients taking Qnexa also achieved significant improvements in cardiovascular and metabolic risk factors including reductions in blood pressure, lipids and blood sugar.

Highlights from the EQUIP and CONQUER studies included average weight loss of 14.7%, or 37 pounds, achieved by patients treated with Qnexa for 56 weeks in the EQUIP study.  Qnexa exceeded the FDA guidance for efficacy benchmarks for weight loss at all three doses of Qnexa.

Completion rates for the studies up to 69% and significantly higher than placebo at all three doses of Qnexa indicate a favorable tolerability profile.

In the third quarter of 2009, we also closed an underwritten public offering of our common stock, which provided us with gross proceeds of $108.7 million from the sale of 10,350,000 shares of our common stock at a price of $10.50.

With the positive results from our phase 3 trials for Qnexa and a cash and investment balance in excess of $226 million at the end of the third quarter, we believe we are well positioned to take the next steps towards building a successful pharmaceutical company.

At the recent Obesity Society Meeting in Washington DC, we shared additional information from the phase 3 Qnexa studies.  The data shared included further efficacy analysis that showed Qnexa was equally effective in reducing body weight across a wide range of baseline BMIs.  Also presented were additional results from EQUIP and CONQUER, which looked at all hypertensive and diabetic patients, again showing powerful reductions in blood pressure and HbA1c along with significant reductions in blood pressure and diabetes medications.

We also shared additional safety information, specifically effects of Qnexa on cognitive function, further supporting the favorable safety profile of Qnexa.

Dr. Day will now take you through the next - the new data which was presented at the Obesity Society Meeting.

Wes Day:  Thank you Lee. As Lee mentioned, VIVUS recently presented additional information on the phase 3 Qnexa studies at the 27th Scientific Meeting of the Obesity Society of Washington DC as part of the Pharmacotherapy Update Session on October 24th of this year.

The presentation included data from the EQUIP and CONQUER studies. The EQUIP study was designed to look at the effect of Qnexa on moderate to morbidly obese patients, that is those patients with a baseline BMI of 35 or greater and no upper limit.  Patients in the EQUIP study did not have co-morbidities, or their co-morbidities were well controlled with medication.

The CONQUER study included overweight and obese patients that had two or more co-morbidities including hypertension, diabetes, elevated fats and glucose, dyslipidemia, or large waist circumference.

From the EQUIP trial, we presented an analysis that included weight loss by baseline BMI categories on an intent to treat basis, last observation carried forward (ITT-LOCF) for the full dose Qnexa.  The average baseline BMI in EQUIP was 42.1. On an ITT-LOCF basis, the overall percent weight loss in the EQUIP study was 11% for patients on full dose Qnexa, compared to 1.6% for the placebo group.  A review of results across the four categories of baseline BMI showed a consistent effect across all four BMI categories. On an ITT basis, patients in those four BMI categories lost between 10.3% to 11.8% of their body weight, and each category was highly significant compared to placebo.

We also presented compelling results that support the claims regarding Qnexa’s effect on co-morbidities associated with obesity.  Importantly, these analyses were pre-specified in the protocol and statistical analysis plan from the beginning and represent VIVUS’ efforts to evaluate and document Qnexa effects on these respective co-morbid disease endpoints in relevant disease populations.

In the CONQUER trial, we identified and grouped patients that had a history of at least two weight-related co-morbidities, such as hypertension, diabetes, or dyslipidemia. Patients qualified based on baseline measurements or their medical history.  In general, patients were reasonably well-managed for their respective co-morbidity with background medications at entry into the trial.

Obese hypertensives had a baseline blood pressure of 133 to 135 millimeters of mercury, and obese diabetics had a baseline HbA1c value of 6.8 milligrams per deciliter.  As shared at the Obesity Meeting, significant dose-related improvements were observed on systolic blood pressure in hypertensive subjects as well as significant improvements in HbA1c were observed in the Qnexa treated diabetic patients compared to placebo.

Full dose treated obese hypertensive patients had an 8.3 millimeter reduction in systolic blood pressure, compared with a 5.6 millimeter reduction in placebo.  Full dose treated obese diabetics had a .4% reduction in HbA1c compared to .1% on placebo.

Importantly, a significant reduction in medications for Qnexa treated patients compared to placebo patients was observed.

In summary, on an ITT-LOCF basis, improvements in weight and co-morbidities were significant compared to placebo, and a greater magnitude of effect was observed based on treatment of the specific disease population.

In both hypertensives and diabetics, a significant reduction in background medications were observed as compared to placebo.

In total, the phase 3 program has included patients with BMIs from 27 to greater than 50. Patients were studied that span from normal values for co-morbidities up to a significant presence of disease that required intervention and management with multiple medications.

Efficacy for weight loss in all studies on an ITT basis has been relevantly consistent between studies for the full dose ranging from 9% to 11% with categorical effects that were also comparable at one year.  Likewise on an ITT basis, significant improvements in blood pressure, glycemic and metabolic endpoints have been observed across studies.

The important takeaway message from CONQUER is that we see effects across the whole study population regardless of baseline values and a greater magnitude of improvement in the relevant disease population occurs in the presence of decreasing concomitant medications for the respective co-morbid disease.

The phase 3 program included three dose levels of Qnexa, and of note, all three doses satisfied FDA efficacy requirements for weight loss and all three doses showed some degree of improvement on co-morbidities.  However, there were significant dose-related differences for both weight loss and the effect on co-morbidities as we observed in CONQUER.

We believe that the consistent effects of Qnexa at three dose levels and across a wide range of BMI and relative presence of co-morbid disease positions the product as a first-line therapy for overweight and obese patients with and without co-morbid disease.

We know from the label and the published literature that topiramate has a dose-dependent effect on cognitive function. Additional cognitive function data from further analysis across the Qnexa program was presented.

Importantly, this analysis and others like it are part of the integrated summary of safety as presented in the Qnexa NDA.

The ISS data that was presented demonstrated that the discontinuation rates for all individual cognitive related events were low and all occurred at a frequency of less than 1%.  Of the cognitive related events in the ISS, the most frequent reasons for patients discontinuing Qnexa was disturbance in attention.  For the 1,580 patients receiving full dose Qnexa, the discontinuation rate for this event was 0.9%. This rate is considerably lower than the similar event rates reported in the Topamax published clinical experience with the monotherapy.

The label for Topamax for the prevention of migraine headaches includes presentation of adverse events and primary reasons for discontinuation in patients treated with placebo, 50, 100 or 200 milligrams. Among the AEs most commonly reported as a reason for discontinuation was disturbance in attention of 3%. In other published trials, the discontinuation rates for disturbance in attention in a published study on topiramate monotherapy were 3% to 4% for doses from 96 to 192 milligrams.

As mentioned above, the integrated safety analysis supporting the Qnexa NDA for the year-long study showed the discontinuation rates due to cognitive side effects were minimal as no individual event that was cognitive related resulted in a discontinuation in more than 1% of subjects. Thus, topiramate monotherapy has discontinuation rates for disturbance in attention that were at least three times greater than what was observed in our studies.

To assess the effect of Qnexa on cognitive function in a prospective quantitative and conventional manner, we also used a validated instrument called RBANS which stands for Repeatable Battery for the Assessment of Neuropsychological Status.  This was used in approximately 800 patients as part of the six-month OB-301 and the six-month and one-year OB-202 and DM-230 studies.  RBANS provided an extensive assessment including various cognitive domains comprised of memory, attention, and word finding. The instrument was administered at baseline, during and at the end of the study.

The results of the RBANS assessments were reviewed by experts including Dr. Christopher Randolph, Clinical Professor at Loyola University Medical School. He is a developer of the RBANS instrument and an expert in the assessment of cognitive function.  Dr. Randolph concluded the RBANS data showed that Qnexa at the doses tested does not appear to produce a clinically significant change in cognitive function in this patient population.  In lay terms, the results of RBANS suggests that Qnexa has no significant effect on daily life or function.

Qnexa is a proprietary formulation of controlled released topiramate and phentermine.  As evidenced by the high retention and low dropout rates in the pivotal trials, we believe the reduced Cmax of topiramate in the presence of phentermine has a beneficial effect on centrally mediated adverse events such as attention, as compared to the commercially available topiramate formulations.

We believe the additional data presented at the Obesity Meeting further substantiates the safety profile of Qnexa.

Taken in the context of the statistically significant weight loss and improvement on co-morbidities and relevant disease populations, Qnexa has a positive benefit/risk profile.

Completion rates for patients on Qnexa were significantly better as compared to placebo in the phase 3 trials. We believe the overall efficacy and safety profile of Qnexa supports approvability.

In closing, I’d like to reiterate that we remain on track to file the NDA for Qnexa by the end of 2009.  I’ll now turn the call over to Peter for an update on the partnering discussions.

Peter Tam:  Thanks Wes. As we have previously stated, we would not begin partnering discussions until the phase 3 data was released. The data is now available and interest from potential partners remains very high. I am pleased to report that discussions with multiple parties are underway.

In addition to preparing the NDA for filing, we are preparing the manuscripts for publication. Our goal is to publish the results in high quality medical journals. It is difficult to give an estimated time but publication remains a high priority for us.

In addition, we will target certain medical meetings in the next 12 months with the goal of sharing information from the studies while at the same time preserving the results for inclusion in a major journal.

Turning to avanafil, we announced in the second quarter the completion of enrollment in the first phase 3 study of erectile dysfunction in a general ED population.  Over 650 patients have been enrolled and we expect top line results in the fourth quarter of 2009. We have also completed enrollment in the second avanafil trial in diabetics.

Data from the avanafil diabetes study should be available in the first half of 2010. Also, data from the long-term safety study should be available by the second half of 2010.

I will now turn the call over to Tim to discuss our financial results and our IR activities. Tim?

Tim Morris:  Thank you, Peter. Let’s start with cash.

At the end of September, cash, cash equivalents and available for sale securities of $226.9 million compares to $189 million we had at the end of 2008.  The increase in cash of $37.7 million is the net result of cash provided by financing and investing activities including $102M in net proceeds from the underwritten public offering and $10 million in cash from other financing received in the first nine months of 2009 partially offset by cash used for operating activities.  Our previous guidance was that we would end the year with approximately $100 million in cash.  With the recent equity raise we’d like to revise the guidance for cash to be approximately $200 million at the end of 2009.

As it relates to the rest of the financial results, I would refer you to their press release for more information on the third quarter and the results for the first nine months of the year.

On the investor relations front, we continue to meet with investors and analysts to share with them the VIVUS story. Upcoming presentations include a presentation during the Merriman Ford Conference in New York City on November 10th and a Lazard Healthcare Conference the following week.

With that, I’d like to turn the call back over to Leland for a few additional comments.

Leland Wilson:  Thank you, Tim. Before we open it up to questions, I just wanted to comment that this was one of the most outstanding quarters that I’ve been associated with at VIVUS or any other company.  Clearly, the kinds of results that we have seen from the Qnexa phase 3 trials is outstanding, and the safety profile is exceptional as well, and also the ability to raise the additional money during a tough economic time really speaks well to the power of the products and the power of the company to raise this kind of money.

And finally I’d like to say that it gives me just tremendous pleasure to promote Peter to President. I think most of you know that Peter and I have worked closely together since founding the company back in 1991. I think Peter joined in ‘93. And through that he has been promoted many times, and it is a real pleasure to work with and all of us respect Peter tremendously.  So I am particularly proud to be able to make that promotion. So with that I think we’ll open up for questions.

Operator:  Thank you. The question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit 1 on your touch-tone telephone.  If you are using a speakerphone, please make sure you mute function is turned off to allow your signal to reach our equipment. We will proceed in the order that you signal us and we’ll take as many questions as time permits.  Once again, please press *1 on your touch-tone telephone to ask a question.

And we will go first to Cory Kasimov with JP Morgan.

Mona Ashiya:  Hi. Good afternoon. Actually it’s Mona for Cory. So first congratulations Peter. And then I have a couple of questions.  One is I realize it’s early but I’m hoping to get some perspective around the partnership discussions and in particular what your current expectations are around the timing - whether you see this as a pre- or a post-approval event and what is your preference?

And then secondly, if you could just discuss in a little more detail your IP and especially the defensibility of your core patent? Thanks.

Peter Tam:  Hi Mona.  The timing for the partnership is that we are - we have begun discussions with quite a few companies right now. Things are going rapidly and going well.  So in terms of providing you a sense of whether we would like to have a partnership completed before the NDA is filed or before approval, that really depends on the course of these discussions and perhaps preference from the these partners.

With regard to the IP, we remain and continue to believe very strongly that our IP position is outstanding.  We stated before that we have both composition of matter claims, utility claims, and also additional patents and patent applications covering Qnexa and the intellectual property around the formulation throughout US as well as Europe. So we are very pleased with our IP position.

Mona Ashiya:  Great. Thanks a lot.

Operator:  And as a reminder, it is *1 if you would like to ask a question today.  And we’ll go next to Michael Tong with Wells Fargo Securities.

Michael Tong:  Hi. Good afternoon. And Peter let me throw my congratulations in as well.

Peter Tam:  Thank you, Michael.

Michael Tong:  Quick question just to follow up on the partnership.  As you think about Qnexa partnership, what’s currently on your mind in terms of a global partnership or a US partnership?  And where do you - where’s your current thinking regarding potential European approval and the regulatory pathway there?

Peter Tam:  We are looking for a global partnership, and right now the deal could vary from, you know, different structures to, you know, rest of the world to the entire global market.  So we’re looking for big partners to partner and be able to develop the brand and also build the market for Qnexa.  And the partnership as I said before is moving well in terms of these discussions. And again, you know, these things always have their own timing, so...

Leland Wilson:  Maybe I can make a little more color on that that might be helpful to you.  Clearly, obesity spreads its influence into many different areas including hypertension, dyslipidemia, and so it’s important for a potential partner to be able to reach into those areas where obesity is causing all these different problems.  So to meet that it requires a company with reach into all the possible areas where we would have to have influence. So that’s why we’re going after a big company.

Michael Tong:  Okay. And I can just follow up on that. With respect to European regulatory pathway, are you thinking about having a partner to do the European trials or that’s, you know, something that you can handle yourself?

Leland Wilson:  Okay this is Lee. Yes, we obviously feel very comfortable in all the regulatory approval processes. That’s our core expertise here. It’s our preference to gain approval throughout Europe for Qnexa.  We have worked very closely to date with European authorities and so we have - are working under the harmonized system here where the FDA’s requirements and the European authority requirements are similar.

We believe the package that we have now with subtle additions including some additional tox work which has been completed will be adequate for submission for the European dossier.

As you know, we are also continuing studies to get two-year data, which the European authorities want as well.

So with that, we’ll prosecute the approval process in Europe and gain approval there as well.

Michael Tong:  And then finally Peter just on avanafil, did I hear you correctly that your study on the diabetic population has also completed enrollment?

Peter Tam:  Yes. That’s done.

Leland Wilson:  Good catch. That’s a major accomplishment in the company, and so we’re very pleased about that. Thank you.

Michael Tong:  Thanks.

Leland Wilson:  Okay with that I’d like to close with a couple comments. And Peter, you might like - make a couple comments as well.

But again obviously with the stock market in arrears here in reverse, it’s not a very comforting situation, but I want you to know that VIVUS is right on target to meet our NDA by the end of the quarter. Morale here continues to be extremely high. Everyone is pleased with Peter’s promotion, and so we will obviously be reporting additional data here in the near future on avanafil and we think that’s going to be a nice stimulus to the company and — hopefully. And so we’re looking forward to that. Peter?

Peter Tam:  Yes, no, we’re extremely pleased with the results and we’re really, really excited as we put the NDA together.

The data that we’re generating and different cuts of data are extremely impressive. So we remain on track. And also the conversations that we’re having with partners really puts us in a very, very good position. So thank you for all your support. We remain very optimistic here and just really appreciate you guys staying with us. Thanks a lot.

Leland Wilson:  Thank you.

Operator:  That concludes today’s conference call. We thank you for your participation.

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